Exhibit I-4

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Public Notice of the Base Date for the Extraordinary General Meeting of Shareholders
and the General Meetings of the Shareholders with Class Shares to Be Held by Class

To determine the shareholders who are entitled to exercise their voting rights at the extraordinary general meeting of shareholders, the general meeting of the shareholders with class shares for the shareholders with common stock, the general meeting of the shareholders with class shares for the shareholders with Class A preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class B preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class C preferred stock, the general meeting of the shareholders with class shares for the shareholders with Class D preferred stock and the general meeting of the shareholders with class shares for the shareholders with Class E preferred stock, all of which are planned to be held in late March 2009, Towa Real Estate Development Co., Ltd. (the “Company”), has set Saturday, February 21, 2009, as the base date concerning the aforementioned respective general meetings of shareholders. The Company has also determined that the shareholders whose names are registered or recorded in the latest list of shareholders as of the base date shall be the shareholders entitled to exercise voting rights thereof at the extraordinary general meeting of shareholders and the respective general meetings of the shareholders with class shares.

February 6, 2009 Shigeatsu Sugiura, President Towa Real Estate Development Co., Ltd. 3-13, Yaesu 2-chome, Chuo-ku, Tokyo

Handling Office of the Transfer Agent
Head Office, Chuo Mitsui Trust and Banking Company, Limited
33-1, Shiba 3-chome, Minato-ku, Tokyo